EXHIBIT 10.34
                                                     -------------





                      DISTRIBUTION AGREEMENT


                             between


                  CONSOLIDATED FREIGHTWAYS, INC.


                               and


               CONSOLIDATED FREIGHTWAYS CORPORATION







                        TABLE OF CONTENTS


     ARTICLE I      DEFINITIONS

     1.1  General     1

ARTICLE II     THE DISTRIBUTION

     2.1  Cooperation Prior to the Distribution     5
     2.2  Conditions to Distribution      5
     2.3  The Distribution      6
     2.4  Sale of Fractional Shares       6
     2.5  Odd-Lot Program       7

ARTICLE III    TRANSACTIONS RELATING TO THE DISTRIBUTION

               3.1  The Reorganization    7
               3.2  Company Board    13
               3.3  Company Charter and Bylaws     13
               3.4  Other Agreements     13
               3.5  Operation in the Ordinary Course of
Business   13
               3.6  Insurance  14
               3.7  Collections and Payments after the
                    Distribution Date    14
               3.8  Certain Post-Distribution Transactions 14

ARTICLE IV     INDEMNIFICATION

               4.1  Indemnification by CFI    15
               4.2  Indemnification by the Company      15
               4.3  Limitations on Indemnification
                        Obligations 16
               4.4  Procedures for Indemnification      17
               4.5  Releases   19
               4.6  Environmental Liabilities     20

ARTICLE V      ACCESS TO INFORMATION; SERVICES

               5.1  Access to Information     20
               5.2  Production of Witnesses   21
               5.3  Provision of Services     21
               5.4  Reimbursement        21
               5.5  Retention of Records      22
               5.6  Confidentiality           22
               5.7  Provision of Corporate Records      23
               5.8  Privileged Matters   23

ARTICLE VI     REPRESENTATIONS, WARRANTIES AND COVENANTS

               6.1  Financial Statements      24
               6.2  Form 10 and Information Statement   24
               6.3  Marks      24

ARTICLE VII    SHARED CLAIMS

               7.1  Acknowledgment.      25
               7.2  Notification.   25
               7.3  Cooperation.        25
               7.4  Liability.           26
               7.5  Non-Shared Liabilities.   26

ARTICLE VIII   MISCELLANEOUS

               8.1  Complete Agreement; Construction    26
               8.2  Expenses   26
               8.3  Governing Law   27
               8.4  Notices    27
               8.5  Amendments and Waivers    27
               8.6  Counterparts    28
               8.7  Successors and Assigns    28
               8.8  Termination     28
               8.9  No Third-Party Beneficiaries   28
               8.10 Titles and Headings  28
               8.11 Legal Enforceability      28
               8.12 Further Assurances   29
               8.13 No Solicitation of Employees   29
               8.14 Dispute Resolution   30



             DISTRIBUTION AGREEMENT


          This DISTRIBUTION AGREEMENT (the "Agreement") is made as of this 25th of November, 1996 by and between CONSOLIDATED FREIGHTWAYS, INC., a Delaware corporation
("CFI"), and CONSOLIDATED FREIGHTWAYS CORPORATION, a
Delaware corporation (the "Company").


     RECITALS

          WHEREAS, CFI is the holder of all of the issued and outstanding shares of common stock, $.01 par value per share, of the Company (the "Company Common Stock");

          WHEREAS, the Board of Directors of CFI (the "CFI Board") has determined that it is advisable to distribute (the "Distribution") all of the shares of Company Common Stock to the holders of the common stock, $.01 par value per share, of CFI (the "CFI Common Stock");

          WHEREAS, CFI and the Company have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and certain other agreements that will govern certain matters relating to the Distribution and the relationships thereafter between CFI and the Company;

          NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the parties hereto hereby agree as follows:


     ARTICLE I

                    DEFINITIONS

          1.1 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          Action: any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

          ADR Agreement:  the Alternative Dispute Resolution
Agreement to be entered into by CFI and the Company as of the Distribution Date, the form of which is attached hereto as Annex 1.

          Affiliate: as defined in Rule 12b-2 under the Exchange Act.

          CFI Group:     At any time following the
Distribution, CFI and all entities which are Affiliates of CFI at such time.

          Code: the Internal Revenue Code of 1986, as amended.

          Commission:  the Securities and Exchange
Commission.

          Company Group: at any time following the Distribution, the Company and all entities which are Affiliates of the Company at such time.

          Distribution Agent:  The Bank of New York.

          Distribution Date: the date as determined by the CFI Board or a committee thereof on which the Distribution takes place by delivery of the shares of Company Common
Stock to the Distribution Agent.

          Distribution Ratio: the ratio of CFI Common Stock to Company Common Stock to be distributed in the Distribution.

          Employee Benefit Matters Agreement:  the Employee
Benefit Matters Agreement to be entered into by CFI and the Company as of the Distribution Date, the form of which is attached hereto as Annex 2.

          Environmental Liabilities: means any Liabilities arising from, under or relating to any environmental, health or safety law, rule, regulation, Action, threatened Action, order or consent decree.

          Exchange Act:  the Securities Exchange Act of
1934, as amended, and the rules and regulations thereunder.

          Form 10: the registration statement on Form 10 filed by the Company with the Commission to effect the registration of the Company Common Stock under the Exchange
Act.

          Information Statement: the Information Statement on Form 14C filed by the Company with the Commission and included in the Form 10 at the time of its effectiveness.

          Insurance Proceeds: those monies (i) received by an insured from an insurance carrier on an insurance claim or (ii) paid by an insurance carrier on behalf of an insured on an insurance claim, in either case net of any applicable deductibles, retentions, or costs paid by such insured, but such term does not refer to proceeds received from an insurer on an employee benefits group insurance policy.

          IRS:  the Internal Revenue Service.

          Liabilities: any and all debts, liabilities, obligations, absolute or contingent, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, direct or indirect, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking including those arising under this Agreement.

          LJSC:  Leland James Service Corporation, a
Delaware Corporation.

          Losses: any and all debts, losses, Liabilities, claims, damages, obligations, payments or costs and expenses, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, direct or indirect (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

          Other Agreements: the ADR Agreement, the Employee Benefit Matters Agreement, the Reimbursement Agreement, the Services Agreement, the Tax Sharing Agreement and the Maintenance, License and Easement Agreement to be entered into by CFCD (as defined) and CF Properties (as defined) as of the Distribution Date, the form of which is attached hereto as Annex 8.

          Record Date: the close of business on the date to be determined by the CFI Board or a committee thereof as the record date for the determination of stockholders of record of CFI entitled to receive the Distribution.

          Reimbursement Agreement: the Reimbursement and Indemnification Agreement to be entered into between CFI and Consolidated Freightways Corporation of Delaware ("CFCD") as of October 1, 1996, the form of which is attached hereto as Annex 3.

          Securities Act: the Securities Act of 1933, as amended.

          Services Agreement:  the Transition Services
Agreement to be entered into by CNF Service Company, Inc.
and the Company as of the Distribution Date, the form of which is attached hereto as Annex 4.

          Subsidiaries: the term "Subsidiaries" as used herein with respect to any entity shall, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such entity.

          Tax Sharing Agreement: the Tax Sharing Agreement to be entered into by CFI and the Company as of the Distribution Date, the form of which is attached hereto as Annex 5.


     ARTICLE II

     THE DISTRIBUTION

          2.1 Cooperation Prior to the Distribution. Prior to the Distribution:

               (a)  CFI and the Company shall prepare, and
the Company shall file with the Commission, the Form 10.
CFI and the Company shall prepare, and CFI shall mail, promptly after the effectiveness of the Form 10, to the holders of CFI Common Stock, the Information Statement, which shall set forth appropriate disclosure concerning the Company, the Distribution and other matters. The Company shall use reasonable efforts to cause the Form 10 to become effective under the Exchange Act.

               (b)  CFI and the Company shall cooperate in
preparing, filing with the Commission and causing to become effective any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit and other plans contemplated by the Employee Benefit Matters Agreement.

               (c)  The Company shall prepare, file and
pursue an application to permit listing of the Company
Common Stock on the Nasdaq National Market (and/or such other exchange as the Company deems appropriate), under the symbol "CFWY" (or such other symbol as the Company deems appropriate).

          2.2 Conditions to Distribution. The CFI Board shall in its discretion establish the Record Date and the Distribution Date and all appropriate procedures in connection with the Distribution. The Distribution shall be subject to satisfaction of each of the following conditions, among other things: (i) the consummation of certain internal corporate reorganizations; (ii) the successful renegotiation of certain CFI credit facilities and debt instruments, including the execution of certain consents, waivers and amendments thereto by lenders, and the maintenance of CFI's investment grade debt ratings; (iii) the establishment of a separate credit facility for CFCD;
(iv) the receipt of certain third-party consents relating to certain contracts, licenses and other agreements; (v) the receipt of rulings from the IRS or an opinion of special tax counsel to CFI to the effect that, among other things, the Distribution will generally qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended; (vi) the receipt of a letter from the staff of the Commission confirming that it will take no action with respect to certain matters relating to the Distribution; (vii) the Form 10 having become effective and no stop order being in effect; (viii) there not being in effect any statute, rule, regulation or order of any court, governmental or regulatory body that prohibits or makes illegal the transactions contemplated by the Distribution;
(ix) approval for listing of the Company Common Stock on the Nasdaq National Market; and (x) declaration of the special dividend by the CFI Board. The CFI Board reserves the right in its discretion, other than with respect to those set forth in clauses (i), (v), (vi), (vii) and (x), to waive the satisfaction of any condition to the Distribution; provided, however, that the CFI Board may abandon, defer or modify the Distribution and the related transactions at any time prior to the Distribution Date.

          2.3 The Distribution. On the Distribution Date, subject to the conditions set forth in this Agreement, CFI shall deliver to the Distribution Agent a certificate or certificates representing the number of then outstanding shares of Company Common Stock to be distributed in the Distribution, endorsed in blank, and shall instruct the Distribution Agent to distribute to each holder of record of CFI Common Stock on the Record Date a certificate or certificates representing one share of Company Common Stock for every two shares of CFI Common Stock so held. The Company agrees to provide all certificates for shares of Company Common Stock that the Distribution Agent shall require in order to effect the Distribution.

          2.4 Sale of Fractional Shares. The Distribution Agent shall not distribute any fractional shares of Company Common Stock ("Fractional Shares") to any holder of CFI Common Stock. The Distribution Agent shall be instructed to aggregate all such Fractional Shares and sell them in an orderly manner after the Distribution Date in the open market at then-prevailing prices and, after completion of all such sales, distribute a pro rata portion of the proceeds from such sales to each holder of CFI Common Stock who would otherwise have received a Fractional Share. CFI will bear the cost of brokerage commissions incurred in connection with such sales.

          2.5 Odd-Lot Program. In connection with the Distribution, the Company shall offer to holders of CFI Common Stock who would otherwise receive fewer than 100 shares of Company Common Stock in the Distribution a program by which such holders may instruct the Distribution Agent to sell such shares of Company Common Stock on their behalf. The Company shall cause such program to be conducted in accordance with the terms and conditions described in the Information Statement.


     ARTICLE III

     TRANSACTIONS RELATING TO THE DISTRIBUTION

          3.1  The Reorganization.

               (a)  Prior to the Distribution Date, CFI
shall take all steps necessary to establish CFCD as a wholly owned subsidiary of the Company.

               (b)  Prior to the Distribution Date, CFI
shall take all steps necessary to establish LJSC as a wholly owned subsidiary of the Company; provided, however, that immediately prior to the Distribution or simultaneously therewith, the LJSC administrative service departments identified on Schedule 3.1(b) shall be transferred to CNF Service Company, Inc., a wholly owned subsidiary of CFI.

               (c)  Prior to the Distribution Date, CFI
shall take all steps necessary to merge Vantage Parts into CFI.

               (d)  Prior to the Distribution Date, CFI
shall take all steps necessary to establish Milne &
Craighead as a wholly owned, indirect subsidiary of CFCD.

               (e)  Prior to the Distribution Date, CFI
shall take all steps necessary to effect the transfer of all real property owned by CFCD and/or LJSC and set forth on
Schedule 3.1(e) to CF Properties, Inc., a wholly owned subsidiary of CFI ("CF Properties"), and to effect the transfer of CFI's Gresham terminal and land under CFI's Santa Fe Springs and Hayward Terminals to CFCD. In consideration of such transfers, the Company hereby agrees to continue to use Con-Way rail services until January 1, 1997.

               (f)  The Company acknowledges that any and
all rights in the software programs (including without limitation all source and object code and all documentation therefor, and all versions thereof) developed by, or on behalf of, the Company, CFI or its Affiliates prior to the Distribution Date, and all other intellectual property rights, including without limitation all copyrights, patent rights, know-how and trade secret rights, and including, without limitation, the right to sue for any past, present or future infringement of any of the foregoing, are vested in CFI. The Company will execute and deliver any instruments or take such other actions as CFI may reasonably request in order to confirm such assignment and to otherwise effectuate the purposes and terms of this Agreement.

               (g)       CFI hereby grants to the Company,
effective as of the termination of the Services Agreement, a royalty-free, worldwide, perpetual and non-transferable, license without right of sublicense, (except as to subsidiaries who agree in writing to be bound by the terms of this license), to use and create derivative works of the software programs (including without limitation all source and object code and documentation therefor) owned by CFI which pertain to the Company's administrative and business functions and activities, in the form they exist as of the termination of the Services Agreement, which the Company uses in its business as of the Distribution Date as set forth on Schedule 3.1(g) hereto (collectively, the "Licensed Materials"). CFI shall take such steps necessary to provide to the Company, at CFI's expense, and with minimal interruption of the operations of CFI and its Affiliates, copies of the Licensed Materials, together with copies of any related third-party licenses (subject to the proviso set forth in the immediately following sentence), and reasonable instruction as to their installation and use. In addition, CFI shall, as soon as practicable after the Distribution Date, make reasonable efforts to obtain on behalf of the Company, at CFI's expense with respect to initial purchase, acquisition and original installation fees only, all consents or separate licenses for third-party software which the Company uses in its business as of the Distribution Date, or which are incorporated into the Licensed Materials, or which are necessary for the Company to have the right to use the Licensed Materials to the extent contemplated herein and be able to receive the services contemplated under the Services Agreement, and such third-party licenses shall be at least as broad in scope and term as were similar licenses for CFI prior to the Distribution Date; provided, however, that if CFI determines that the terms upon which any such license may be obtained are commercially unreasonable, CFI shall have the right to obtain a license for reasonably comparable software in full satisfaction of the above-mentioned obligation. Where use of third-party software is limited to a specified number of users or similarly restricted, an equitable division shall be made as set forth on Schedule 3.1(g). Each of CFI and the Company further acknowledges and agrees that:

               (i) The use of the Licensed Materials is to be limited to the internal business use of the Company, or its Affiliates and their authorized customers who in the ordinary course of business with the Company request access to the Licensed Materials in connection with products or services otherwise provided by the Company.

               (ii) The Company's, its Affiliates' and
authorized customers' right to use the Licensed Materials which require a third-party license is conditioned upon the Company's, its Affiliates and authorized customers observing the applicable terms and conditions in any third party licenses relating to the Licensed Materials and as to Affiliates and authorized customers the obtaining of any necessary consents or separate licenses from such third party vendors. CFI shall make reasonable efforts to obtain all consents or separate licenses from third party licensors necessary for the Company to have the right to use the Licensed Materials to the extent contemplated herein and be able to receive the services contemplated under the Services Agreement.

               (iii) The Company shall assume all
Liabilities relating to the Company's use, and use by any of the Company's Affiliates or authorized customers, of the Licensed Materials after the Distribution Date (including, without limitation, as relates to maintenance costs) and shall indemnify and hold harmless CFI against all Liabilities and expenses (including reasonable attorneys' fees and costs of litigation) which CFI may incur, which arise out of the use of the Licensed Materials by the Company, its Affiliates or authorized customers after the Distribution Date.

               (iv)  CFI shall assume all Liabilities
relating to the Company's use of software requiring a third-party license where CFI has taken a license from such third party and (A) a license for the Company is available at a commercially reasonable cost but CFI has failed to provide the Company with the applicable third-party license to the extent required by this Agreement, or (B) in the event that CFI is not able to obtain such a license at a commercially reasonable cost, CFI has failed to provide the Company with reasonably comparable software and shall indemnify and hold harmless the Company against all Losses, Liabilities and expenses (including reasonable attorneys' fees and cost of litigation) which the Company may incur, which arise out of claims by owners of the third party software arising out of such failure of CFI to obtain such third-party licenses for the Company. The Company shall assume all Liabilities relating to the use of third- party software obtained on its behalf by CFI including, without limitation, as relates to maintenance costs.

               (v) The Licensed Materials constitute
confidential information and shall remain the property of CFI, subject to the license granted herein. The Company agrees to hold the same in confidence and not to disclose or distribute the same unless such information subsequently becomes publicly available through no fault of the Company.

               (vi) CFI shall assume all Liabilities
relating to CFI's use, and use by CFI's Affiliates or authorized customers, of the Licensed Materials and any materials not licensed to the Company, and shall indemnify and hold harmless the Company against all Losses, Liabilities and expenses (including reasonable attorneys' fees and cost of litigation) which the Company may incur, which arise out of the use of the Licensed Materials or any of the materials not licensed to the Company by CFI, its Affiliates or authorized customers.

               (vii)  The Company may request additional
worldwide, perpetual and non-transferable licenses from CFI which are not currently used by it in its business. CFI may grant such licenses in its sole discretion. The licenses requested and granted as of the date hereof are listed in
Schedule 3.1(g) as "Additional Licenses." The Company shall pay the costs of copying such software and purchasing any required third party licenses related thereto. The Company shall assume all Liabilities relating to the Company's use thereof (including, without limitation, as relates to maintenance costs) and shall indemnify and hold harmless CFI against all Liabilities and expenses whatsoever (including reasonable attorneys' fees and costs of litigation) which CFI may incur, which arise out of, or are in any way related to the use of such software by the Company, its Affiliates or authorized customers.

               (viii)  The Company shall pay its
proportional share of the development costs of the Licensed Materials identified in Schedule 3.1(g) as "Under Development" as incurred after the Distribution Date. Any cost of "cloning" a second copy, if any, shall be part of the development costs. The Company shall not, however, pay a proportional share of the development costs where such Licensed Materials are used in connection with the provision of services to the Company under the Services Agreement, to the extent that the Company has already paid such proportional share in accordance with the Services Agreement.

               (ix)  Because of the extensive number of
software programs used by the parties, the parties expect that some programs may inadvertently be omitted from, or included on, Schedule 3.1(g). In such event, the parties shall determine in good faith whether such programs should be added or deleted as Licensed Materials and related third-party software used by the Company as of the date hereof, "Additional Licenses" or "Under Development"; provided, however, that the parties acknowledge that the programs listed on Schedule X have been intentionally omitted from
Schedule 3.1(g).

               (h) CFI hereby grants to the Company and its Subsidiaries a limited, non-exclusive, non-transferable, royalty-free worldwide right and license, without right of sublicense (except to subsidiaries who agree in writing to be bound by the terms of this license) to use the trademarks, trade names and service marks set forth on
Schedule 3.1(h)(i) (collectively, the "Marks") for the nine-month period beginning on the Distribution Date. On or prior to the Distribution Date, CFI and the Company shall enter into a Trademark License Agreement, substantially in the form included on Schedule 3.1(h)(ii) in order to effect the license from CFI to the Company (and its Subsidiaries) of the marks (the "Additional Marks") set forth on Schedule 3.1(h)(ii). The Company agrees to comply and to cause its Subsidiaries to comply with reasonable quality standards set by CFI, and subject to CFI's reasonable rights of inspection as to compliance with such quality standards, as relates to the use of the Marks and the Additional Marks, and CFI acknowledges that the Company and its Subsidiaries currently meet all such standards. On or prior to the Distribution Date, CFI shall assign to the Company, pursuant to a Trademark Assignment in the form included on Schedule 3.1(h)(i) (X) the Marks, effective as of the end of the nine-month period commencing on the Distribution Date, (Y) the trademarks, trade names and service marks relating to "CF Air" and "CF Air Freight" (and as stylized), effective as of the third anniversary of the Distribution Date. On or prior to the Distribution Date, CFI shall assign to the Company, pursuant to the Copyright Assignment and the Patent Assignment in the forms included on Schedule 3.1(h)(iii), the patents and copyrights set forth on Schedule
3.1(h)(iii), effective as of the Distribution Date.

               (i)  Company shall indemnify and hold CFI,
and its subsidiaries, Affiliates, officers, directors and subsidiaries, harmless from and against any and all Liabilities arising out of the Company's activities under the Marks and the Additional Marks.

               (j)  Prior to the Distribution Date, CFI and
the Company shall take all steps necessary to increase the outstanding shares of Company Common Stock so that, immediately prior to the Distribution, CFI will hold a number of shares of Company Common Stock sufficient to enable it to complete the Distribution based on the Distribution Ratio.

          3.2 Company Board. CFI and the Company shall take all steps necessary to elect as directors of the Company, on or prior to the Distribution Date, the persons named in the Form 10 to constitute the board of directors of the Company on the Distribution Date.

          3.3 Company Charter and Bylaws. On or prior to the Distribution Date, (a) CFI shall approve and cause the Amended and Restated Certificate of Incorporation of the Company substantially in the form of Annex 6 hereto to be filed with the Secretary of State of Delaware and to be in effect on the Distribution Date and (b) CFI shall adopt the Amended and Restated Bylaws of the Company substantially in the form of Annex 7 hereto to be in effect on the Distribution Date.

          3.4  Other Agreements.  On or prior to the
Distribution Date, CFI and the Company shall enter into, and/or (where applicable) shall cause their respective Subsidiaries to enter into, the Other Agreements and any other agreements necessary or appropriate in connection with the transactions contemplated hereby and thereby. In the event of a conflict between the terms of this agreement and the terms of any of the Other Agreements or any such other agreements, (including without limitation Section 5.04 of the Tax Sharing Agreement) the terms of such Other Agreement or other agreement shall govern.

          3.5 Operation in the Ordinary Course of Business. Prior to the Distribution Date, the Company shall, and shall cause each of its Subsidiaries to, conduct its business and operations in the ordinary course of business, consistent with past practice, and shall, and shall cause each of its Subsidiaries to, continue to ship products, pay accounts payable and invoices, deposit and accept payments, and make capital expenditures in the ordinary course of business, all consistent with past practice. The Company shall not, and shall cause each of its Subsidiaries not to, undertake any arrangement with the intent to delay receipt of any funds by the Company or its Subsidiaries until on or after the Distribution Date or to accelerate any payment to be made by the Company or its Subsidiaries prior to the Distribution Date, except in each case in the ordinary course of business consistent with past practice.

          3.6 Insurance. The Company and each other member of the Company Group does hereby release CFI and each other member of the CFI Group from all Liabilities arising from or in connection with the insurance policies described on
Schedule 3.6(b), excluding occurrences which commenced on or prior to October 1, 1996, except the policies covering underground storage tank liability, which shall be released as of the Distribution Date. The Company and each other member of the Company Group does hereby acknowledge that these policies are cancelled or terminated as to CFCD and its Subsidiaries as of October 1, 1996, except to the extent of claims referred to in the preceding sentence. The Company and each other member of the Company Group expressly waives any and all rights under section 1542 of the Civil Code of California, which provides as follows:

          "A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor."

          3.7  Collections and Payments after the
Distribution Date. Except as may be explicitly provided in this Agreement and the Other Agreements, any cash receipts arising out of or relating to the assets, Liabilities or operations of the Company or its past or present Subsidiaries received on or after the Distribution Date shall be retained by the Company and such Subsidiaries and any Liabilities or obligations, other than any Liabilities or obligations relating to LJSC and arising on or prior to the Distribution Date, arising out of, relating to or asserted on the basis of the assets, Liabilities or operations of the Company or its past or present Subsidiaries due and unpaid on and after the Distribution Date or incurred on and after the Distribution Date shall be payable by the Company and such Subsidiaries. The Company and CFI shall settle all payments received from account debtors of either of them to the effect that amounts properly owing to the Company are received by the Company and amounts properly owing to CFI are received by CFI, with such settlements to occur by wire transfer (a) daily, for the three-month period beginning on the Distribution Date and (b) weekly, thereafter.

          3.8 Certain Post-Distribution Transactions. The Company. (i) The Company shall, and shall cause each of its Subsidiaries to, comply with each representation and statement made, or to be made, to the IRS in connection with the IRS private letter ruling issued to CFI on September 23, 1996 (the "Ruling") or any other ruling to be obtained by the Company and CFI acting together from any taxing authority with respect to any transaction contemplated by this Agreement; and (ii) until the third anniversary of the Distribution Date, neither the Company nor any of its Subsidiaries shall (A) make a material disposition, by means of a sale or exchange of assets or capital stock, a distribution to stockholders or otherwise, of its assets,
(B) repurchase or issue any Company capital stock (other than stock issued pursuant to employee plans), or (C) cease the active conduct of its businesses independently, with its own employees and without material change, unless, in each of cases (A), (B) and (C), in the opinion of counsel to the Company, which opinion shall be reasonably satisfactory to CFI, or pursuant to a supplemental IRS private letter ruling reasonably satisfactory to CFI, such act or omission would not adversely affect the tax consequences of the Distribution to CFI or the stockholders of CFI, as set forth in the Ruling or any other ruling issued by any taxing authority; and the Company has no present intention to take any such actions.


     ARTICLE IV

     INDEMNIFICATION

          4.1 Indemnification by CFI. Except as otherwise provided by any of the Other Agreements or as contemplated by Section 4.5 or Article VII hereof, effective as of the Distribution Date, CFI and each other member of the CFI Group agree to indemnify, defend and hold harmless the Company, each other member of the Company Group, and their present or former officers, directors, shareholders, agents, employees, representatives, successors-in-interest, parents, Affiliates, insurers, attorneys and assigns (the "Company Indemnitees") from and against any and all Losses of the Company Indemnitees arising out of or related in any manner to any item set forth on Schedule 4.1.

          4.2 Indemnification by the Company. Except as otherwise provided by any of the Other Agreements or as contemplated by Section 4.5 or Article VII hereof, effective as of the Distribution Date, the Company and each other member of the Company Group agree to indemnify, defend and hold harmless CFI, each other member of the CFI Group, and their present or former officers, directors, shareholders, agents, employees, representatives, successors-in-interest, parents, Affiliates, insurers, attorneys and assigns (the "CFI Indemnitees") from and against any and all Losses of the CFI Indemnitees arising out of or related in any manner to any item set forth on Schedule 4.2.

          4.3 Limitations on Indemnification Obligations. The amount that either CFI or the Company (an "Indemnifying Party") is or may be required to pay to an indemnified party ("Indemnitee") pursuant to Section 4.1 or 4.2, or any other Section of this Agreement providing for indemnification, shall be reduced by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnitee, in reduction of the related Loss. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Loss and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Loss, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received (up to but not in excess of the amount of any indemnity payment made hereunder). No insurer or other third party shall: (a) be relieved of the responsibility to pay any claims which it would otherwise be obligated to pay in the absence of the foregoing indemnification provisions; (b) solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect to any claims which it would otherwise be obligated to pay; or (c) be entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions. Any Indemnifying Party shall succeed to the rights of any Indemnitee with respect to any matter contemplated by this
Section 4.3.

          4.4 Procedures for Indemnification. (a)(i) If an Indemnitee shall receive notice or otherwise learn of the assertion of any claim or commencement of any proceeding (including any governmental investigation) by a person who is not a party to this Agreement (or any Affiliate of either party) (a "Third-Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third-Party Claim setting forth the particulars as to such claim or proceeding in reasonable detail; provided that the failure of any Indemnitee to give notice as provided in this Section 4.4(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, unless such Indemnifying Party is actually prejudiced by such failure to give notice and then only to the extent of such actual prejudice.

               (ii) An Indemnifying Party may, to the extent it wishes within thirty days of receipt of notice of a Third Party claim and at its cost and expense, elect to defend or to seek to settle or compromise any Third-Party Claim; provided that the Indemnitee may participate in such settlement or defense through its chosen counsel at its sole cost and expense. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article IV for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided that if the defendants in any such Third-Party Claim include both the Indemnifying Party and one or more Indemnitees and in any Indemnitee's reasonable judgment a conflict of interest between one or more of such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees shall have the right to employ separate counsel to represent such Indemnitees and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party; provided further if and to the extent that there is a conflict of defenses or positions among the Indemnitees, the Indemnitees shall have the right to retain such number of additional separate counsel, reasonably satisfactory to the Indemnifying Party, as is reasonably necessary to avoid such conflicts, and the Indemnifying Party shall be responsible for the reasonable fees and expenses of such additional separate counsel; provided further that the Indemnitee may participate in the settlement or defense of a Third-Party Claim through counsel chosen by such Indemnitee if the fees and expenses of such counsel shall be borne by such Indemnitee. If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, such Indemnitee may defend or seek to compromise or settle such Third-Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. Notwithstanding the foregoing, the Indemnifying Party shall not be liable for any settlement of any Third-Party Claim effected without its written consent. The Indemnifying Party shall not, except with the consent of the Indemnitee, (i) enter into any such settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such Third-Party Claim to all Indemnitees an unconditional release from all Liability with respect to such Third-Party Claim, or (ii) consent to entry of any judgment.

               (b) Any claim on account of a Loss that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under this Agreement or under applicable law (except as provided in the ADR Agreement).

               (c)  In addition to any adjustments required
pursuant to Section 4.3, if the amount of any Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction that has been received by the Indemnitee, less any expenses properly incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

               (d)  In the event of payment by an
Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall have all rights of subrogation and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

               (e) Notwithstanding anything to the contrary herein or in the Other Agreements, the foregoing indemnification provisions and procedures shall apply to any other indemnification agreements herein or in the Other
Agreements.

          4.5  Releases.

               (a)  Subject to Article VII and effective on
the Distribution Date, the Company and each other member of the Company Group releases and forever discharges CFI, each other member of the CFI Group, and their present or former officers, directors, shareholders, agents, employees, representatives, successors-in-interest, parents,
Affiliates, insurers, attorneys and assigns of and from any and all Liabilities (other than those for which indemnification is available under (i) this Article IV or
(ii) any Other Agreement (subject to the provisions of Section 4.3)).

               (b)  Subject to Article VII and effective on
the Distribution Date, CFI and each other member of the CFI Group releases and forever discharges the Company, each other member of the Company Group and their present or former officers, directors, shareholders, agents, employees, representatives, successors-in-interest, parents,
Affiliates, insurers, attorneys and assigns of and from any and all Liabilities (other than those for which indemnification is available under this Article IV and any Other Agreement (subject to the provisions of Section 4.3)).

               (c) The Company and each other member of the Company Group, and CFI and each other member of the CFI Group, expressly waive any and all rights under section 1542 of the Civil Code of California, which provides as follows:

          "A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor."

          4.6 Environmental Liabilities. Notwithstanding anything contained herein or in any Other Agreement to the contrary, neither party shall have any obligation to indemnify the other party with respect to any Environmental
Liabilities.


     ARTICLE V

     ACCESS TO INFORMATION; SERVICES

          5.1 Access to Information. From and after the Distribution Date, CFI shall, and shall cause its Subsidiaries to, afford to the Company and its authorized accountants, counsel and other designated representatives (collectively, "Representatives") reasonable access (including using reasonable efforts to give access to the person or firms possessing information) and duplicating rights during normal business hours to all administrative records, books, contracts and instruments, and all Company-owned computer software and computer data and other Company-owned data and information (collectively, but excluding all software not owned by the Company, "Information") within CFI's or any such Subsidiary's possession or control relating to the Company or any Company Subsidiary and to any property owned by CFI that was leased or operated by the Company or any Company Subsidiary, insofar as such access is reasonably required by the Company or any Company Subsidiary. Similarly, the Company shall, and shall cause its Subsidiaries to, afford to CFI and its Representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing Information) and duplicating rights during normal business hours to Information within the Company's or any such Subsidiary's possession or control relating to CFI or any CFI Subsidiary or relating to the Company prior to the Distribution Date and to any property owned by the Company that was leased or operated by CFI or any CFI Subsidiary (other than the Company and its Subsidiaries), insofar as such access is reasonably required by CFI or any CFI Subsidiary. Information may be requested under this Article V for, without limitation, audit, accounting, claim, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

          5.2  Production of Witnesses.  After the
Distribution Date, each of CFI and the Company shall, and shall cause its respective Subsidiaries to, use reasonable efforts to make available to the other party and its Subsidiaries, upon written request, its directors, officers, employees and agents as witnesses to the extent that any such person may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

          5.3 Provision of Services. In addition to any services contemplated to be provided following the Distribution Date by any Other Agreement, each party, upon written request, shall make available to the other party, during normal business hours and in a manner that will not interfere unreasonably with such party's business, its financial, tax, accounting, legal, employee benefits and similar staff services (collectively, "Services") whenever and to the extent that they may be reasonably required in connection with the preparation of tax returns, audits, claims, litigation or administration of employee benefit plans, and otherwise to assist in effecting an orderly transition following the Distribution.

          5.4  Reimbursement.  Except to the extent
otherwise provided in any Other Agreement, each party providing Information, witnesses or Services under Section
5.1, 5.2 or 5.3 to the other party shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such Information, witnesses or Services. For purposes of this
Section 5.4, salaries and other compensation payable to employees of either party shall be deemed to be an out-of-pocket cost or expense reimbursable hereunder.

          5.5 Retention of Records. Except as otherwise required by law or agreed to in writing, each of CFI and the Company shall retain, and shall cause its respective Subsidiaries to retain following the Distribution Date, all significant information ("Information") relating to the business of the other and the other's subsidiaries, for a period (a "Retention Period") consistent with the document retention policies in effect at CFI and the Company, respectively. In addition, such Information shall not be destroyed or otherwise disposed of if during such period a party shall request in writing that any of the Information be retained for additional specific and reasonable periods of time at the expense of the party so requesting. After the applicable Retention Period, any party may destroy or otherwise dispose of any Information at any time, provided that, prior to such destruction or disposal, (a) such party shall provide no less than ninety (90) days' prior written notice to the other party, identifying the Information proposed to be destroyed or disposed of, and (b) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the requesting party.

          5.6 Confidentiality. CFI and each other member of the CFI Group on the one hand, and the Company and each other member of the Company Group on the other hand, shall use commercially reasonable efforts to hold, and cause their Representatives to hold, in strict confidence, all Information concerning the other in their possession or furnished by the other or the other's Representatives pursuant to this Agreement or any of the Other Agreements (except to the extent that such Information is (a) in the public domain through no fault of such party or (b) later lawfully acquired on a non-confidential basis from other sources which are not subject to any confidentiality litigation with the subject party by such party or subsequently developed by such party), and neither party shall release or disclose such Information to any other person, except to its auditors, attorneys, financial advisors, bankers and other consultants and advisors, and on terms and conditions substantially the same as the terms and conditions on which such party releases its own Information, unless compelled to disclose by judicial or administrative process or, as advised by its counsel, by other requirements of law.

          5.7  Provision of Corporate Records.

               (a) Except as may otherwise be provided in any Other Agreement, CFI shall arrange as soon as practicable following the Distribution Date, to the extent not previously delivered, for the transportation (at the Company's cost) to the Company of the Company's, books and records in its possession, except to the extent such items are already in the possession of the Company. Such books and records shall be the property of the Company, but shall be available to CFI for review and duplication until CFI shall notify the Company in writing that such records are no longer of use to CFI.

               (b)  Except as otherwise provided in any
Other Agreement, the Company shall arrange as soon as practicable following the Distribution Date, to the extent not previously delivered, for the transportation (at CFI's cost) to CFI of CFI's and its Subsidiaries' books and records in its possession, except to the extent such items are already in the possession of CFI or a Subsidiary of CFI. Such books and records shall be the property of CFI, but shall be available to the Company for review and duplication until the Company shall notify CFI in writing that such records are no longer of use to the Company.

          5.8 Privileged Matters. The Company and CFI recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of both CFI and the Company and that both CFI and the Company should be deemed to be the client for the purposes of asserting all privileges related thereto. No party may waive any privilege which could be asserted under any applicable law, and in connection with which the other party has a material interest, without the consent of the other party, except to the extent reasonably required in connection with any litigation with third parties.


     ARTICLE VI

     REPRESENTATIONS, WARRANTIES AND COVENANTS

          The Company and each other member of the Company Group make the following representations and warranties to, and covenants with, CFI, for its benefit and for the benefit of each other member of the CFI Group, each and all of which shall survive the execution and delivery of this Agreement and the Distribution Date.

          6.1  Financial Statements.  The consolidated
balance sheets of the Company and its Subsidiaries and the consolidated statements of earnings and consolidated statement of cash flows for the Company and its Subsidiaries, each in the form included in the Information Statement, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates indicated therein and the results of operations and cash flows for the periods indicated therein.

          6.2 Form 10 and Information Statement. The Form 10 and the Information Statement each do not misstate any material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, there shall be excluded therefrom any information provided by CFI to the extent that such information relates solely to CFI and not to the Company ("CFI Information").

          6.3 Marks. None of CFI's existing trademarks, trade names and service marks that are not also Marks or Additional Marks ("CFI marks" as set forth in Schedule 6.3) infringe in any manner any of the Marks or Additional Marks or otherwise interfere with the Company's expected use of the Marks or Additional Marks, and none of the Company nor any other member of the Company Group shall, at any time, bring or join in any suit, claim or other proceeding or action adverse to CFI or any other member of the CFI Group relating to the use of the CFI marks.

     ARTICLE VII

     SHARED CLAIMS

          7.1 Acknowledgment. Each party acknowledges that, from and after the Distribution Date, there may be claims and proceedings against such party and its Subsidiaries (other than workers' compensation claims which pertain to any persons who remain employed by LJSC on the day after the Distribution Date ("Excluded Claims") which shall remain the sole responsibility of LJSC) that relate
(in whole or in part) to activities alleged to have transpired prior to the Distribution Date and with respect to which it would be fair and appropriate to apportion
Liability therefor between the parties ("Shared Claims").

          7.2 Notification. If any party shall receive notice or otherwise learn of the assertion of any claim or the commencement of any proceeding which such party believes may constitute a Shared Claim (including, without limitation, any such claim or proceeding that names or identifies the other party or any of its Subsidiaries as a responsible party), such party shall (i) immediately assume the defense thereof and shall in all respects respond thereto in a timely manner and (ii) promptly provide written notice thereof to the other party, setting forth the particulars as to such claim or proceeding in reasonable detail; provided that the failure of such party to give such notice shall not relieve the other party of any obligation to accept Liability unless it is actually prejudiced by such failure and then only to the extent of such actual prejudice.

          7.3 Cooperation. The parties shall cooperate with each other in the defense or settlement of Shared
Claims to the effect that (i) subject to the provisions of
Section 7.2, the party bearing the greater Liability shall be responsible for the control and administration of any Shared Claim and (ii) the other party shall cooperate with such party with respect to such control and administration.

          7.4  Liability.  The parties shall seek to
apportion Liability between them with respect to any Shared Claim, and in so doing shall take cognizance of all relevant factors, including but not limited to, the time and duration of any alleged activity giving rise thereto. If the parties are unable to agree on an apportionment of Liability within thirty days of receipt of notification as provided in
Section 7.2, they shall submit the matter for resolution as provided in the ADR Agreement.

          7.5 Non-Shared Liabilities. Anything to the contrary contained in this Article VII notwithstanding, claims or proceedings arising out of or relating to LJSC, its employees and operations on or prior to the Distribution Date (other than Excluded Claims) shall be allocated as described below. The Company shall assume and indemnify CFI against all Losses and Liabilities arising out of or related to personnel matters that are caused by employees who are employed by LJSC immediately following the Distribution Date. CFI shall assume and indemnify the Company against all other Losses and Liabilities arising out of or related to LJSC on or prior to the Distribution Date, including all other personnel matters. If employees of both the Company and CFI cause any such Losses or Liabilities relating to LJSC, then they shall be Shared Claims and dealt with as provided in this Article VII.

     ARTICLE VIII

     MISCELLANEOUS

          8.1  Complete Agreement; Construction.  This
Agreement and the Other Agreements, including any schedules and exhibits hereto or thereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

          8.2 Expenses. Except as otherwise set forth in this Agreement and the Other Agreements, (i) CFI will pay all out-of-pocket costs and expenses that are necessary to effect the Distribution and incurred prior to the Distribution and (ii) each party shall bear its costs and expenses arising after the Distribution in connection with the Distribution; provided, however, CFI shall pay the reasonable moving and relocation costs of separating employees of CFI and CFC in Portland into two buildings, including design and architectural fees, phone and data connections infrastructure and labor associated with the move, excluding any other capital improvements, except that CFI shall pay for the costs of wheelchair ramp access, ADA required upgrades and lobby expansion.

          8.3  Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of California without regard to the principles of conflicts of laws thereof.

          8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered by hand, mailed by registered or certified mail (return receipt requested), or sent by cable, telegram, telecopy (confirmed by regular, first-class mail), to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

                    if to CFI:

     Consolidated Freightways, Inc.
     3240 Hillview Avenue
     Palo Alto, California 94304

     Attn:  General Counsel

if to the Company:

     Consolidated Freightways Corporation
     175 Linfield Drive
     Menlo Park, California 94025

     Attn:  General Counsel

          8.5 Amendments and Waivers. This Agreement may not be altered or amended, nor may rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any term, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

          8.6 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

          8.7 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

          8.8  Termination.  This Agreement may be
terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the CFI Board without the approval of the Company or the shareholders of CFI. In the event of such termination, no party shall have any Liability of any kind to any other party on account of such termination except that expenses incurred in connection with the transactions contemplated hereby shall be paid as provided in Section 8.2.

          8.9 No Third-Party Beneficiaries. Except for the provisions of Article IV relating to Indemnitees, this Agreement is solely for the benefit of the parties hereto and their respective Affiliates and should not be deemed to confer upon third parties (including any employee of the CFI Group or the Company Group) any remedy, claim, reimbursement, cause of action or other right other than those existing without reference to this Agreement.

          8.10 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          8.11 Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

          8.12 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable efforts to (i) execute and deliver such further documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof, and (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals and make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement. The parties hereto further agree to cooperate with respect to the facilities in Portland, Oregon to be used by the parties or their respective Subsidiaries in accordance with the Services Agreement to the effect of minimizing any disruptions that a party (or its Subsidiaries) may experience as a result of the technical and logistical interdependencies of such facilities.

          8.13 No Solicitation of Employees. For a period of three years after the Distribution Date, neither CFI nor the Company, nor any of their Subsidiaries, will directly solicit the employment of any employee of the other company, or any of its Subsidiaries, without the prior written consent of such other company; provided, however, that if the Company shall cease to receive services provided by CNF Service Company, Inc. pursuant to the Services Agreement after the Distribution Date, it may solicit employees (employed either at the time of notification by the Company of the termination of services, or in the preceding six months) from the groups that had been providing such services.


          8.14 Dispute Resolution. Any dispute between the parties concerning the performance of this Agreement shall be resolved in accordance with the provisions of the ADR Agreement.
          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                       CONSOLIDATED FREIGHTWAYS, INC.



                       By:/S/ D E MOFFITT
                       Its: President and CEO


                       CONSOLIDATED FREIGHTWAYS CORPORATION



                       By:/s/S D Richards
                       Its: Senior Vice President and
                                General Counsel


Acknowledged and Agreed by
the following entities with
respect to the indicated
Sections of this Agreement:

EMERY AIR FREIGHT CORPORATION
(with respect to Sections 4.1, 4.5 and 5.6)


By:/s/W F McDonald__________
   Its: Vice President


CON-WAY TRANSPORTATION SERVICES, INC.
(with respect to Sections 4.1, 4.5 and 5.6)


By:/s/ R R Magnan___________
   Its: Vice President


MENLO LOGISTICS, INC.
(with respect to Sections 4.1, 4.5 and 5.6)


By:/s/John Williford________
   Its: President


CONSOLIDATED FREIGHTWAYS CORPORATION
  OF DELAWARE
(with respect to Sections 3.6, 4.2, 4.5,
5.6, 6.1, 6.2 and 6.3)


By:/s/S D Richards__________
   Its: Vice President and General Counsel


CANADIAN FREIGHTWAYS LIMITED
(with respect to Sections 3.6, 4.2, 4.5,
5.6, 6.1, 6.2 and 6.3)


By:/s/K A Johnson___________
   Its: Secretary and Treasurer